Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-198599, No. 333-195885, No. 333-179215, No. 333-162430, No. 333-166249, No. 333-168966, No. 333-162374 and No. 333-173720 and Form S-8 No. 333-198186, No. 333-190806, No. 333-173719, No. 333-166813, No. 333-163124, No. 333-151859, No. 333-141738, No. 333-138368, No. 333-118729, No. 333-103129, No. 333-98245 and No. 333-48088 of Raptor Pharmaceutical Corp. of our report dated November 13, 2012, relating to the consolidated financial statements of Raptor Pharmaceutical Corp. and its subsidiaries, which appear in Raptor Pharmaceutical Corp.’s Annual Report on Form 10-K for the year ended August 31, 2012 included in this Annual Report on Form 10-K.

Burr Pilger Mayer, Inc.
San Francisco, California
March 2, 2015